Exhibit 99.1

OnDeck Reports Third Quarter 2015 Financial Results

Achieves Record Gross Revenue, Net Revenue and Origination Volume
NEW YORK, November 2, 2015 /PRNewswire/ -- OnDeck® (NYSE:ONDK), the leader in online lending for small business, today announced financial results for its third quarter ended September 30, 2015.

Financial Highlights

•	Gross revenue was a record $67.4 million for the quarter, up 55% from the prior year period.

•	Net revenue was $46.0 million for the quarter, up 109% from the prior year period.

•	Adjusted EBITDA* was $9.0 million for the quarter, up from $2.6 million in the prior year period.

•	Adjusted Net Income* was $7.4 million for the quarter, up from $1.5 million in the prior year period.

•	GAAP net income attributable to On Deck Capital, Inc. common stockholders was $3.7 million for the quarter, compared to a loss of $3.3 million in the prior year period.

Key Business Highlights

•	Origination volume increased to a record $483 million for the quarter, reflecting growth of 54% over the prior year period.

•
A record $174 million[1] of loans were sold through OnDeck Marketplace®, OnDeck’s institutional investor loan purchase platform. These loan sales were executed at record gain-on-sale levels and increased to 38% of term loan originations during the third quarter of 2015.

•	OnDeck broadened its partnership with Intuit, launching the Quickbooks Financing Line of Credit to provide more efficient access to lower rate financing.

•
OnDeck announced an important strategic expansion of its product suite to provide a greater range of financing solutions for small businesses - including term loan amounts as high as $500,000 with payback lengths as long as 36 months, and lines of credit as high as $100,000.

"OnDeck achieved very strong results during the third quarter,” said Noah Breslow, OnDeck's chief executive officer, “with sequential originations growth supported by continued traction in our Direct and Strategic Partner channels. We’ve continued to demonstrate our industry leadership, most recently through broadening our partnership with Intuit and implementing a significant natural expansion of our product suite, which was powered by our small business lending platform and represented the continuation of our strategy to move up-market and retain our customers as they grow. Providing simple and convenient credit solutions designed to address the diverse capital needs of small businesses, at competitive rates and with outstanding customer service, enables OnDeck to be a first-choice option for this important sector of our economy.”

“OnDeck generated record originations, gross revenues and net revenues, leading to record Adjusted EBITDA and GAAP profitability in the quarter," said Howard Katzenberg, OnDeck's chief financial officer. "The higher gross revenue and Adjusted EBITDA relative to our third quarter 2015 financial guidance was driven primarily by increased loan originations, our continued ramp of Marketplace at increased gain on sale levels, and an improved credit outlook resulting in a release of loan loss reserves. As we look towards the remainder of 2015, the fundamentals of our financial model remain strong, and we remain confident in the growth prospects of our business."

Review of Financial Results for the Third Quarter of 2015
Originations grew to $483 million during the third quarter of 2015, up 54% from the comparable prior year period and 15% sequentially. Originations growth primarily reflected strength in the company's Direct and Strategic Partner channels which collectively increased 92% over the prior year period and 21% sequentially.

Gross revenue increased to $67.4 million during the third quarter of 2015, up 55% from the comparable prior year period. The increase in gross revenue was primarily due to growth in outstanding loan balances as well as increased volume sold through the OnDeck Marketplace and a higher gain on sale rate. The increase in the gain on sale included a $2.4 million gain related to retained loan servicing rights, of which $1 million was related to servicing rights for loans sold prior to the third quarter of 2015. The effective interest yield for the third quarter of 2015 was 37.9%, down from 41.6% in the comparable prior year period, reflecting the continued mix shift to lower cost distribution channels, an increase in average term loan length over the period, and OnDeck’s continuing efforts to lower pricing and origination fees for repeat loan customers. Reflecting these trends, the average APR of loans originated in the third quarter was 42.7%, a decline from 52.8% in the prior year period.

Net revenue increased to $46.0 million during the third quarter of 2015, up 109% from the comparable prior year period. Net revenue margin increased to 68.3% during the third quarter of 2015 from 50.7% in the prior year period, principally due to a lower Provision Rate.

The Cost of Funds Rate during the third quarter of 2015 increased to 5.7% of Average Funding Debt Outstanding, up from 5.4% in the comparable prior year period. The majority of the increase was due to higher amortization of debt issuance costs and unused commitment fees relating to the company's newly established credit facilities with SunTrust and Bank of America.

Provision for loan losses during the third quarter of 2015 decreased to $16.2 million, down from $17.4 million during the year ago period. The Provision Rate in the third quarter of 2015 was 5.1% compared to 6.0% in the comparable prior year period. The decline in the Provision Rate was primarily due to an improved credit outlook on the seasoned portfolio, resulting in a $5.5 million release of the June 30, 2015 loan loss reserve.

Operating expenses were $42.5 million during the third quarter of 2015, up 99% over the comparable prior year period as OnDeck increased investment in customer acquisition marketing, expanded its technology and analytics teams to support growth, incurred additional general and administrative expenses related to operating as a public company, and increased its reserve for unfunded line of credit commitments.

Adjusted EBITDA improved to $9.0 million for the quarter, versus $2.6 million in the comparable prior year period.

Adjusted Net Income improved to $7.4 million, or $0.11 per basic share and $0.10 per diluted share, for the quarter versus $1.5 million, or $0.23 per basic and diluted share, in the comparable prior year period.

OnDeck had GAAP net income attributable to On Deck Capital, Inc. common stockholders of $3.7 million, or $0.05 per basic and diluted share, for the quarter which compares to GAAP net loss attributable to On Deck Capital, Inc. common stockholders of $3.3 million, or $0.51 per basic and diluted share, in the comparable prior year period.

Guidance for Fourth Quarter 2015 and Full Year 2015
OnDeck provided the following guidance for the three months and full year ending December 31, 2015.

Fourth Quarter 2015

•	Gross revenue between $64 million and $66 million reflecting, in part, three fewer business days in the period as compared to the third quarter of 2015.

•	Adjusted EBITDA between negative $1 million and breakeven, reflecting the fewer business days and a provision rate for the period within the company's targeted range of 6% to 7%.

Full Year 2015

•	Gross revenue between $251 million and $253 million.

•	Adjusted EBITDA between $15 million and $16 million.

Conference Call
OnDeck will host a conference call to discuss third quarter 2015 financial results on November 2, 2015 at 5:00 PM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Howard Katzenberg, Chief Financial Officer. The conference call can be accessed toll free by dialing (877) 201-0168 for calls within the U.S., or by dialing (647) 788-4901 for international calls. The conference ID is 55963420. A live webcast of the call will also be available at https://investors.ondeck.com under the Press & Events menu.

About OnDeck
OnDeck (NYSE: ONDK), the leader in online lending for small business, is committed to powering Main Street’s growth through lending and technology innovation. Using advanced technology, analytics and the OnDeck Score® - the company’s proprietary small business credit scoring system - OnDeck makes real-time lending decisions based on thousands of data points and a business’ individual needs. By combining its proven credit platform with outstanding customer service, OnDeck offers small businesses a complete financing solution, including a range of term loans and lines of credit as well as a streamlined process that respects a small business owner’s time.

OnDeck also partners with small business service providers, enabling them to seamlessly connect their customers to OnDeck financing. OnDeck’s diversified loan funding strategy enables the company to fund small business loans from various credit facilities, securitization and the OnDeck Marketplace®, a platform that enables institutional investors to purchase small business loans originated by OnDeck.
Since 2007, OnDeck has deployed more than $3 billion to more than 700 different industries in all 50 U.S. states and Canada. The company has an A+ rating with the Better Business Bureau and operates the website BusinessLoans.com which provides credit education and information about small business financing. OnDeck is a publicly traded company on the New York Stock Exchange.
For more information, please visit www.ondeck.com and follow OnDeck on Twitter @OnDeckCapital.
*About Non-GAAP Financial Measures
This press release and its attachments include Adjusted EBITDA and Adjusted Net Income (Loss), which are financial measures not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” “enables,” “expects,” “allows,” “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding guidance on gross revenue and Adjusted EBITDA for the fourth quarter and full year 2015. Forward-looking statements are neither historical facts nor assurances of future performance. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Factors that could cause or contribute to actual results to differing from our forward-looking statements include risks relating to: our ability to attract potential customers to our platform; the degree to which potential customers apply for, are approved for and actually borrow from us; our future financial performance, including our expectations regarding our revenue, cost of revenue, net profit or net margin, operating expenses, ability to generate cash flow, and ability to achieve, and maintain, future profitability; anticipated trends, growth rates and challenges in our business and in the markets in which we operate; the ability of our customers to repay loans; our continuing efforts to implement certain additional compliance measures related to our funding advisor channel and their potential impact; changes in product distribution channel mix; our ability to anticipate market needs and develop new and enhanced products and services to meet those needs; interest rates and origination fees on loans; maintaining and expanding our customer base; the impact of competition in our industry and innovation by our competitors; our anticipated growth and growth strategies, including through the possible introduction of new products and the possible expansion in existing or new international markets, and our ability to effectively manage that growth and our expenses; our ability to sell our products and expand; our reputation and possible adverse publicity about us or our industry; the availability and cost of our funding; our failure to anticipate or adapt to future changes in our industry; our ability to hire and retain necessary qualified employees to expand our operations; the impact of any failure of our solutions; our reliance on our third-party service providers; the evolution of technology affecting our products, services and markets; our compliance with applicable local, state and federal laws, rules and regulations and their application and interpretation, whether existing, modified or new; our ability to adequately protect our intellectual property; the effect of litigation or other disputes to which we are or may be a party; the increased expenses and administrative workload associated with being a public company; failure to maintain an effective system of internal controls necessary to accurately report our financial results and prevent fraud; our liquidity and working capital requirements; the estimates and estimate methodologies used in preparing our consolidated financial statements; the future trading prices of our common stock, the impact of securities analysts’ reports and shares eligible for future sale on these prices; and our ability to prevent or discover security breaks, disruption in service and comparable events that could compromise the personal and confidential information held in our data systems, reduce the attractiveness of the platform or adversely impact our ability to service the loans; and other risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2014 and in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission’s website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.

Investor Contact:
Kathryn Harmon Miller
646.558.7860
kmiller@ondeck.com

Media Contact:
Sophie Fischman
FleishmanHillard
212.453.2137
sophie.fischman@fleishman.com
OnDeck, the OnDeck logo, OnDeck Score and OnDeck Marketplace are trademarks of On Deck Capital, Inc.
SOURCE On Deck Capital, Inc.

On Deck Capital, Inc.
Unaudited Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$165,713	$220,433
Restricted cash	35,496	29,448
Loans	512,392	504,107
Less: Allowance for loan losses	(52,587)	(49,804)
Loans, net of allowance for loan losses	459,805	454,303
Loans held for sale	6,849	1,523
Deferred debt issuance costs	4,428	5,374
Property, equipment and software, net	18,232	13,929
Other assets	18,125	4,622
Total assets	$708,648	$729,632
Liabilities and equity
Liabilities:
Accounts payable	$2,553	$4,065
Interest payable	695	819
Funding debt	351,185	387,928
Corporate debt	—	12,000
Accrued expenses and other liabilities	24,739	14,215
Total liabilities	379,172	419,027
Stockholders’ equity:
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 69,949,413 and 69,031,719 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	365	360
Treasury stock—at cost	(5,843)	(5,656)
Additional paid-in capital	453,439	442,969
Accumulated deficit	(123,682)	(127,068)
Accumulated other comprehensive loss	(669)	—
Total On Deck Capital, Inc.'s stockholders’ equity	323,610	310,605
Noncontrolling interest	5,866	—
Total equity	329,476	310,605
Total liabilities and equity	$708,648	$729,632

On Deck Capital, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2015	2014	2015	2014
Revenue:
Interest income	$48,624	$40,661	$147,571	$99,873
Gain on sales of loans	16,789	1,642	35,178	4,569
Other revenue	1,985	1,206	4,418	3,131
Gross revenue	67,398	43,509	187,167	107,573
Cost of revenue:
Provision for loan losses	16,239	17,359	54,865	47,011
Funding costs	5,126	4,090	14,941	12,531
Total cost of revenue	21,365	21,449	69,806	59,542
Net revenue	46,033	22,060	117,361	48,031
Operating expense:
Sales and marketing	15,847	8,325	43,503	21,799
Technology and analytics	11,111	4,649	29,904	11,357
Processing and servicing	3,352	2,235	9,070	5,928
General and administrative	12,146	6,142	31,722	13,968
Total operating expense	42,456	21,351	114,199	53,052
Income (loss) from operations	3,577	709	3,162	(5,021)
Other expense:
Interest expense	(70)	(55)	(250)	(274)
Warrant liability fair value adjustment	—	(300)	—	(9,122)
Total other expense	(70)	(355)	(250)	(9,396)
Income (loss) before provision for income taxes	3,507	354	2,912	(14,417)
Provision for income taxes	—	—	—	—
Net income (loss)	3,507	354	2,912	(14,417)
Accretion of dividends on redeemable convertible preferred stock	—	(3,628)	—	(9,828)
Net loss attributable to noncontrolling interest	226	—	458	—
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$3,733	$(3,274)	$3,370	$(24,245)
Net income (loss) per share attributable to On Deck Capital, Inc. common stockholders:
Basic	$0.05	$(0.51)	$0.05	$(4.43)
Diluted	$0.05	$(0.51)	$0.04	$(4.43)
Weighted-average common shares outstanding:
Basic	69,678,742	6,424,586	69,472,636	5,470,998
Diluted	75,125,740	6,424,586	75,414,348	5,470,998
Comprehensive income (loss):
Net income (loss)	$3,507	$354	$2,912	$(14,417)
Other comprehensive income (loss):
Foreign currency translation adjustment	(1,216)	—	(1,216)	—
Comprehensive income (loss)	2,291	354	1,696	(14,417)
Comprehensive (income) loss attributable to noncontrolling interests	546	—	546	—
Net loss attributable to noncontrolling interest	226	—	458	—
Comprehensive income (loss) attributable to On Deck Capital, Inc. common stockholders	$3,063	$354	$2,700	$(14,417)

Supplemental Information

Key Performance Metrics
(in thousands, except percentage data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2015	2014	2015	2014
Originations[2]	$482,653	$312,889	$1,317,672	$788,306
Unpaid Principal Balance[3]	$504,314	$422,050	$504,314	$422,050
Average Loans[4]	$513,156	$391,034	$521,710	$323,539
Loans Under Management[5]	$781,357	$466,350	$781,357	$466,350
Effective Interest Yield [6]	37.9%	41.6%	37.7%	41.2%
Marketplace Gain on Sale Rate[7]	9.7%	7.4%	8.5%	5.8%
Average Funding Debt Outstanding[8]	$359,784	$304,758	$376,471	$252,152
Cost of Funds Rate[9]	5.7%	5.4%	5.3%	6.6%
Provision Rate[10]	5.1%	6.0%	6.1%	6.6%
Reserve Ratio[11]	10.4%	9.4%	10.4%	9.4%
15+ Day Delinquency Ratio[12]	7.5%	5.4%	7.5%	5.4%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Marketplace Gain on Sale Rate[7]
Gain on sales of loans (a)	$16,789	$1,642	$35,178	$4,569
Carrying value of loans sold	$173,660	$22,246	$415,840	$78,967
Marketplace Gain on Sale Rate (a)	9.7%	7.4%	8.5%	5.8%
(a) Three and nine months ended September 30, 2015 includes amounts resulting from transfers of financial assets and changes in inputs or assumptions used in valuation model as shown in the following table.

Activity in Servicing Rights	Three Months Ended September 30,		Nine Months Ended September 30,
Fair value at the beginning of period	$78		$—
Addition:
Servicing resulting from transfers of financial assets	1,466		1,544
Changes in fair value:
Change in inputs or assumptions used in the valuation model	972		972
Other changes in fair value(b)	(264)		(264)
Fair value at the end of period	$2,252		$2,252
(b) Represents changes due to collection of expected cash flows through September 30, 2015.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Marketplace originations	$167,191	$23,323	$386,268	$77,000
Origination of term loans	$438,017	$297,288	$1,204,209	$755,953
Marketplace originations as percent of term loan originations	38%	8%	32%	10%

Activity in Loan Balances	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Unpaid Principal Balance beginning of period	$503,388	$338,815	$490,563	$215,966
+ Total originations(c)	482,653	312,889	1,317,672	788,306
+ Loans transferred from loans held for sale to loans	1,348	—	1,348	—
- Marketplace originations	(167,191)	(23,323)	(386,268)	(77,000)
- Sales of other loans(d)	(2,892)	—	(32,783)	—
- Net charge-offs	(16,704)	(9,503)	(52,082)	(26,698)
- Principal paid down(c)	(296,288)	(196,828)	(834,136)	(478,524)
Unpaid Principal Balance end of period	504,314	422,050	504,314	422,050
+ Net deferred origination costs	8,078	11,341	8,078	11,341
Loans	512,392	433,391	512,392	433,391
- Allowance for loan losses	(52,587)	(39,756)	(52,587)	(39,756)
Loans, net allowance for loan losses	$459,805	$393,635	$459,805	$393,635
(c) Includes Unpaid Principal Balance of term loans rolled into new originations of $67.0 million and $44.0 million in the three months ended September 30, 2015 and 2014, respectively, and $194.2 million and $106.0 million for the nine months ended September 30, 2015 and 2014, respectively.

(d) Includes loans sold that were previously designated as held for investment in at least one fiscal quarter prior to the quarter in which they were sold.

Activity in the Allowance for Loan Losses	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Allowance for loan losses beginning of period	$53,052	$31,900	$49,804	$19,443
+ Provision for loan losses(e)	16,239	17,359	54,865	47,011
- Net charge-offs	(16,704)	(9,503)	(52,082)	(26,698)
Allowance for loan losses end of period	$52,587	$39,756	$52,587	$39,756
(e) Excludes provision for unfunded loan commitments of $1.1 million and $80 thousand in the three months ended September 30, 2015 and 2014, respectively, and $1.9 million and $151 thousand for the nine months ended September 30, 2015 and 2014, respectively. The provision for unfunded loan commitments is included in general and administrative expense.

Supplemental Information

Non-GAAP Reconciliation13
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2015	2014	2015	2014
Net income (loss)	$3,507	$354	$2,912	$(14,417)
Interest expense	70	55	250	274
Income tax expense	—	—	—	—
Depreciation and amortization	1,678	1,093	4,621	2,848
Stock-based compensation	3,707	809	8,065	1,447
Warrant liability fair value adjustment	—	300	—	9,122
Adjusted EBITDA[14]	$8,962	$2,611	$15,848	$(726)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss)	$3,507	$354	$2,912	$(14,417)
Net loss attributable to noncontrolling interest	226	—	458	—
Stock-based compensation	3,707	809	8,065	1,447
Warrant liability fair value adjustment	—	300	—	9,122
Adjusted Net Income (Loss)[15]	$7,440	$1,463	$11,435	$(3,848)
Adjusted Net Income (Loss) per share16:
Basic	$0.11	$0.23	$0.16	$(0.70)
Diluted	$0.10	$0.23	$0.15	$(0.70)
Weighted-average common shares outstanding:
Basic	69,678,742	6,424,586	69,472,636	5,470,998
Diluted	75,125,740	6,424,586	75,414,348	5,470,998

Stock-based Compensation	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Sales and marketing	$1,012	$167	$2,180	$325
Technology and analytics	778	142	1,719	290
Processing and servicing	227	65	530	126
General and administrative	1,690	435	3,636	706
Total stock-based compensation	$3,707	$809	$8,065	$1,447

Supplemental Channel Information
(Quarterly Origination Channel Distribution)

	Three Months Ended September 30,
Percentage of originations (number of loans17)	2015	2014
Direct & Strategic Partner	81.4%	71.1%
Funding Advisor	18.6%	28.9%
Percentage of originations (dollars)
Direct & Strategic Partner	75.5%	60.6%
Funding Advisor	24.5%	39.4%

Notes:
1 Amounts represent carrying value of loans sold, which includes both unpaid principal balance sold and the remaining carrying value of the net deferred origination costs.
2 Originations represent the total principal amount of the term loans we made during the period, plus the total amount drawn on lines of credit during the period. Many of our repeat customers renew their loans before their existing loan is fully repaid. In accordance with industry practice, originations of such repeat loans are calculated as the full renewal loan principal, rather than the net funded amount, which is the renewal loan’s principal net of the unpaid principal balance on the existing loan. Loans referred to, and funded by, our issuing bank partner and later purchased by us are included as part of our originations.
3 Unpaid Principal Balance represents the total amount of principal outstanding for term loans held for investment and amounts outstanding under lines of credit at the end of the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.
4 Average Loans for the period is the simple average of Total Loans outstanding as of the beginning of the period and as of the end of each quarter in the period. Total Loans represents the Unpaid Principal Balance, plus net deferred origination fees and costs.
5 Loans Under Management represents the Unpaid Principal Balance plus the amount of principal outstanding for loans held for sale, excluding net deferred origination costs, plus the amount of principal outstanding of term loans we serviced for others at the end of the period.
6 Effective Interest Yield is the rate of return we achieve on loans outstanding during a period, which is our annualized interest income divided by Average Loans. Net deferred origination costs in Total Loans consist of deferred origination fees and costs. Deferred origination fees include fees paid up front to us by customers when loans are funded and decrease the carrying value of loans, thereby increasing the Effective Interest Yield earned. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination and increase the carrying value of loans, thereby decreasing the Effective Interest Yield earned.
7Marketplace Gain on Sale Rate equals our gain on sale revenue from loans sold through OnDeck Marketplace divided by the carrying value of loans sold, which includes both unpaid principal balance sold and the remaining carrying value of the net deferred origination costs. A portion of loans regularly sold through Marketplace are or may be loans which were initially designated as held for investment upon origination. The portion of such loans sold in a given period may vary materially dependent upon market conditions and other circumstances.
8 Funding debt outstanding is the debt that we incur to support our lending activities and does not include our corporate debt. Average Funding Debt Outstanding for the period is the simple average of the funding debt outstanding as of the beginning of the period and as of the end of each quarter in the period.
9 Cost of Funds Rate is our funding cost, which is the interest expense, fees, and amortization of deferred issuance costs we incur in connection with our lending activities across all of our debt facilities, divided by the Average Funding Debt Outstanding, then annualized.
10 Provision Rate equals the provision for loan losses divided by the new originations volume of loans held for investment, net of originations of sales of such loans within the period. Because we reserve for probable credit losses inherent in the portfolio upon origination, this rate is significantly impacted by the expectation of credit losses for the period’s originations volume. This rate may also be impacted by changes in loss expectations for loans originated prior to the commencement of the period. A portion of loans regularly sold through Marketplace are or may be loans which were initially designated as held for investment upon origination. The portion of such loans sold in a given period may vary materially dependent upon market conditions and other circumstances.
11 Reserve Ratio is our allowance for loan losses as of the end of the period divided by the Unpaid Principal Balance as of the end of the period.
12 15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our loans that are 15 or more calendar days past due as of the end of the period as a percentage of the Unpaid Principal Balance for such period. The Unpaid Principal Balance for our loans that are 15 or more calendar days past due includes loans that are paying and non-paying. The majority of our loans require daily repayments, excluding weekends and holidays, and therefore may be deemed delinquent more quickly than loans from traditional lenders that require only monthly payments. 15+ Day Delinquency Ratio is not annualized, but reflects balances as of the end of the period.
13 Due to the uncertainty regarding and variability of certain items that will affect our expected GAAP net income (loss) for the third quarter of 2015 and full year 2015, such as stock-based compensation, warrant revaluation and other items, we are currently unable to provide a reasonable estimate of our GAAP net income (loss) for these future periods or a corresponding reconciliation to GAAP net income (loss). Our GAAP net income (loss) for these future periods will be less favorable than our Adjusted EBITDA for these periods.
14 Adjusted EBITDA represents our net income (loss), adjusted to exclude interest expense associated with debt used for corporate purposes (rather than funding costs associated with lending activities), income tax expense, depreciation and amortization, stock-based compensation expense and warrant liability fair value adjustment. EBITDA is impacted by changes from period to period in the fair value of the liability related to preferred stock warrants. Management believes that adjusting EBITDA to eliminate the impact of the changes in fair value of these warrants is useful to analyze the operating performance of the business, unaffected by changes in the fair value of preferred stock warrants which are not relevant to the ongoing operations of the business. All such preferred stock warrants converted to common stock warrants upon initial our initial public offering in December 2014.

15 Adjusted Net Income (Loss) represents our net income (loss) adjusted to exclude net loss attributable to non-controlling interest, stock-based compensation expense and warrant liability fair value adjustment, each on the same basis and with the same limitations as described above for Adjusted EBITDA.
16 Adjusted Net Income (Loss) per share represents our net income (loss) adjusted to exclude net loss attributable to non-controlling interest, stock-based compensation expense and warrant liability fair value adjustment, each on the same basis and with the same limitations as described above for Adjusted EBITDA, divided by the weighted average common shares outstanding during the period. Adjusted Net Income (Loss) per share does not include the impact of accretion of dividends on redeemable convertible preferred stock or Series A and B preferred stock redemptions. All such preferred stock converted to common stock upon our initial public offering in December 2014.
17 Number of loans, or units, equals the total number of term loans funded, plus the total number of lines of credit drawn on for the first time during the period.